UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549


SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No._____)*

Universal Ice Blast Inc____________________________________
(Name of Issuer)

Common_____________________________________________________
(Title of Class of Securities)

91359M 10 7________________________________________________
(CUSIP Number)

Sam Visaisouk
1801 130th Ave NE
Bellevue WA 98005
425-883-1470_______________________________________________
(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)

September 15, 1998________________________________________
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on
Schedule 13D, and is filing this schedule because of Sec.
240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the
following box. [ ]

Note:Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Sec. 240.13d-7 for other parties to whom copies are to be sent.

   The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 91359M 10 7____________________________________

        Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons(entities only)

        Sam Visaisouk
_________________________________________________________

        Check the Appropriate Box if a Member of a Group
        (See Instructions)

             [ ]
             [X]
_________________________________________________________

        SEC Use Only


_________________________________________________________

        Source of Funds (See Instruction)

     N/A

__________________________________________________________

        Check if Disclosure of Legal Proceedings Is Required
        Pursuant to Items 2(d) or (e)

     N/A

__________________________________________________________

        Citizenship or Place of Organization

     Canada

___________________________________________________________

___________________________________________________________

Number of      7. Sole Voting Power          137,000 shares
Shares Bene-
Ficially by    8. Shared Voting Power                   N/A
Owned by Each
Reporting      9. Sole Dispositive Power     137,000 shares
Person With
              10. Shared Dispositive Power              N/A

     11. Aggregate Amount Beneficially Owned by Each
         Reporting Person

     3,726,000 shares

___________________________________________________________

     12. Check if the Aggregate Amount in Row (11) Excludes
         Certain Shares (See Instructions)

     N/A
___________________________________________________________

     13. Percent of Class Represented by Amount in Row (11)

     2.7%
________________________________________________________

     14. Type of Reporting Person (See Instructions)

     IN


Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

September 17, 1998_______________________________________
Date

Sam Visaisouk  ____________________________________________
Signature

Sam Visaisouk / President   ______________________________
Name / Title


     The original statement shall be signed be each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement: provided, however, that a power of attorney for this purpose which is already on file with the
Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Attention: Intentional misstatement or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)